Exhibit 10.5

Confidential treatment has been requested for portions of this exhibit.  The copy filed herewith omits the information subject to the confidentiality request.  Omissions are designated as [****].  A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

Settlement and License Agreement

This confidential agreement (the “Agreement”) is made as of the date of full execution hereof (the “Effective Date”) by and between Viveve, Inc., a corporation organized and existing under the laws of the State of Delaware, having its principal place of business at 345 Inverness Drive South, Suite 250, Englewood, Colorado (“Viveve”), and ThermiGen LLC and ThermiAesthetics LLC, limited liability companies organized and existing under the laws of the State of Texas, having their principal place of business at at 3131 West Royal Lane, Suite 100, Irving, Texas 75063 (collectively, “ThermiGen”), and Dr. Red Alinsod, an individual having a principal place of business at 31852 Coast Highway, Suite 203, Laguna Beach, California, (collectively with ThermiGen, “Defendants”), each a “Party” and, collectively, the “Parties”;

Whereas Viveve filed suit against Defendants for infringement of U.S. Patent No. 8,961,511 (“the ‘511 patent”), captioned Viveve, Inc. v. Thermigen LLC, et al., No. 2:16-1189 (E.D. Tex.) (“the Litigation”);

Whereas Defendants filed counterclaims that the ‘511 Patent was not infringed, invalid and unenforceable as well as other counterclaims that have since been dismissed without prejudice, and ThermiGen through an Affiliate filed two petitions for inter partes review of the ‘511 patent, Petitions Nos. 2018-0088 and 2018-0089, (the “IPR Proceedings”) before the United States Patent and Trademark Office (“USPTO”) Patent Trial and Appeal Board (“PTAB”) and inter partes review was instituted on May 8, 2018;

Whereas, trial in the Litigation was scheduled for June 4, 2018 and the Parties wish to resolve the Litigation and IPR proceedings without the necessity of further litigation and trial, and appeals therefrom, the Parties agreed to participate and did participate in settlement discussions;

Whereas, the Parties have agreed, following an arms-length negotiation, to fully and finally settle and discharge the Litigation and IPR proceedings and resolve all past and current disputes including those involving the ‘511 Patent consistent with the terms of this Agreement;

Whereas the Litigation pending final settlement was stayed; and Now, therefore, in consideration of the promises and mutual covenants contained herein, the Parties agree as follows:

1.           Defined Terms

In this agreement, the following terms and expressions have the following meanings:

1.1

“Affiliates” means, as of the Effective Date, with respect to Viveve or ThermiGen, persons or entities directly or indirectly: (1) controlling that Party; (2) controlled by that Party; or (3) under common control with that Party, where “control” means direct or indirect ownership of greater than fifty percent (50%) of equity or other voting interest therein; and with respect to Dr. Alinsod, refers to his own businesses and medical clinics, including but not limited to South Coast Urogynecology.

1.2

“Capital Equipment Revenue” means net revenue (less discounts returns, and rebates as generally accepted in the ordinary course of business) collected by ThermiGen or its Affiliates in connection with the sale, rentals, or lease to customers in the United States subsequent to the Effective Date of this agreement, of ThermiGen radiofrequency generators that have been shipped to the ThermiGen Customer with unlocked ThermiVA functionality or are subsequently unlocked and or are upgraded to have the ThermiVa functionality enabled, and ThermiVA radiofrequency generators.

1.3

“Licensed Products” means ThermiGen’s and ThermiGen’s Affiliates’ existing ThermiVa products (including reasonable revisions but excluding any material expansions or redesigns). The existing ThermiVa products include the ThermiRF generators sold with, or that have been upgraded to use, the ThermiVa application, ThermiVa generators, and ThermiVa electrodes, and return pads made, sold, used, imported or offered for sale in the United States by or on behalf of ThermiGen.

1.4	“Licensed Patents” means the ‘511 Patent, and any related patents, including continuations, divisional, and/or any other patent claiming priority to or through U.S. Serial No. 11/704,067.

1.5	“Proceeding” means any judicial, administrative, or other proceeding

1.6

“ThermiVa Consumables Revenue” means net sales (less discounts returns, and rebates as generally accepted in the ordinary course of business) collected by or on behalf of ThermiGen in connection with sales to ThermiGen Customers in the United States of all ThermiVa single-use electrodes and ThermiVA-specific associated consumables (gel, return pads, etc.) and any combination thereof. For purposes of determining the Royalty due under Section 6, ThermiGen shall account for any ThermiVa single use electrodes that are provided to a customer as a package in connection with Thermi Capital Equipment, and shall calculate the ThermiVa Consumable Revenue associated with such electrodes at the average sales price for the ThermiVa electrodes for that quarter.

1.7

“Third Party” means any trust, corporation, partnership, joint venture, limited liability company, proprietorship, association, unincorporated organization, or association, individual, or other legal entity other than a Party to this Agreement.

1.8	“ThermiGen’s Customers” means customers or users of ThermiGen’s Licensed Products.

2.            Viveve’s License, Release, and Covenant

2.1	Viveve’s License Grant. Viveve, on behalf of itself and its Affiliates, hereby grants to Defendants, including ThermiGen and its Affiliates and its ThermiVa customers, and Alinsod and his Affiliates, a non-exclusive, non-transferable (except as described in Section 8), non-assignable, right, without the right to sublicense, to make, have made, sell, offer for sale, use, import, export, distribute, and advertise and instruct others on the uses of the Licensed Products, including the Licensed Products, in, into, or from the United States, as the case may be, from the Effective Date of this Agreement through the expiration date of the Licensed Patents.

2.2	Viveve’s Release. Viveve, on behalf of itself and its Affiliates, hereby releases Defendants and their Affiliates and ThermiGen’s Customers from liability for all claims (whether known or unknown) that were brought, or reasonably could have been brought, relating to the Licensed Products, and their use, marketing, advertisement and sale by or before the Effective Date of this Agreement.

3.             Defendants’ Release and Covenants

3.1	Thermi Defendants’ Release. ThermiGen and Affiliates, release Viveve and its Affiliates from liability for any claims that were brought, or reasonably could have been brought, by or before the Effective Date of this Agreement.

3.1.1	Alinsod Release. Dr. Alinsod and Affiliates release Viveve and its Affiliates from any liability for any pending claims that were to be tried in the Litigation in the trial scheduled to begin on June 4, 2018.

3.2	Defendants’ Covenants related to Licensed Patents. Defendants, on behalf of themselves and Affiliates, covenant during the term of this Agreement unless in response to a duly issued subpoena or under an order from a court or governmental administrative agency (1) to not contest affirmatively in any forum including Federal Courts, whether under 28 U.S.C. §§ 2201, 02 or not, the USPTO, and/or the International Trade Commission that the Licensed Patents are valid and enforceable; (2) to not voluntarily assist in the contesting by a Third Party, in any forum, including Federal Courts, whether under 28 U.S.C. §§ 2201-02 or not, the USPTO, and/or the International Trade Commission, that the Licensed Patents are valid and enforceable; (3) not assist, or participate in any way, in the contesting by a Third Party of any allegations of infringement of the Licensed Patents or of alleged damages related thereto; and (4) not to provide any funding or assistance to any Third Party for the specific purpose of funding any Proceeding challenging the validity and enforceability of the Licensed Patents at the USPTO, including but not limited to ex parte re-examination, Inter Partes Review, Post Grant Review, and Covered Business Method review. Notwithstanding the foregoing, nothing in this Agreement prohibits ThermiGen from defending itself or its Affiliates in any action including challenging the Licensed Patents if Viveve threatens or takes enforcement action with respect to any activity by ThermiGen or its Affiliates that are not subject to the obligations herein. For example, if Viveve brings a future action to enforce one or more Licensed Patents against ThermiGen products that are not subject to the license provided in Section 2.1, this agreement not to challenge or participate in the challenge to the Licensed Patents does not apply.

3.2.1	ThermiGen’s Covenant relating to its own IP. ThermiGen, on behalf of itself and its Affiliates, covenants not to sue Viveve or any of its Affiliates or customers for any claims for the infringement of intellectual property rights for which they have filed US patent applications in the USPTO as of the Effective Date or claim priority to any patent applications filed prior to the Effective Date relating to the application of monopolar radiofrequency in vaginal tissue, including without limitation claims relating to the making, using, selling, or offering to sell the Geneveve® system by or on behalf of Viveve in the United States.

4.            Termination of Pending Litigation and Administrative Actions

4.1	Termination of Litigation. The Parties agree to move for dismissal, with prejudice, of their respective claims pending in the Litigation as of the Effective Date. The Parties shall cooperate in good faith to bring about the dismissals as promptly as is reasonably possible after the Effective Date, but in no event later than 9:00 A.M, CST, on June 4, 2018. The Parties shall be responsible for payment of their own costs and fees, including attorneys’ fees, incurred in the Litigation.

4.2	Termination of Administrative Actions. ThermiGen agrees to cause Almirall to move the PTAB to dismiss the IPR Proceedings. The Parties shall cooperate in good faith to bring about the withdrawal of the IPR petitions as promptly as is reasonably possible after the Effective Date. The Parties shall be responsible for payment of their own costs and fees, including attorneys’ fees, incurred in the IPR Proceedings. If the PTAB does not agree to terminate the IPR proceedings upon the joint request of the Parties, ThermiGen agrees to cause Almirall to not participate further in the IPR Proceeding, to the extent, however, that Almirall is not exposed to liability or any punitive measure under controlling law or regulations.

5.            Payment

5.1	ThermiGen’s Payment. As consideration for its rights granted under this Agreement, ThermiGen agrees to pay Viveve a total of [****] (the “Upfront Payment”), as conditioned by, and provided for, under this Section 5.1 of the Agreement.

* Confidential material redacted and filed separately with the Securities and Exchange Commission.

5.1.1	Defendants’ Credit. The Parties agree and acknowledge that the Upfront Payment is inclusive of a credit to Defendants of [****] (the “Credit”), which credit is provided by Viveve as specific consideration for the covenants granted to Viveve by ThermiGen in Section 3.2.1 and the minimum royalty term described below.

5.1.2	ThermiGen’s Net Payment. The Parties agree and acknowledge that the amount owed by ThermiGen to Viveve as provided for in this Section 5.1.2 (the “Net Payment”) is the Upfront Payment less the Credits, amounting to [****], and is payable by ThermiGen or its Affiliates no later than [****] after the Effective Date by wire transfer to the following account:

[****]

6.            ThermiGen’s Royalty Payments

6.1	Capital Equipment. ThermiGen will pay Viveve a [****] royalty on all Capital Equipment Revenue (“Capital Equipment Royalty”) received by or on behalf of ThermiGen or its Affiliates on or after June 1, 2018, for a period of [****].

6.2	ThermiVa Consumables. ThermiGen will pay Viveve a [****] royalty on all ThermiVa Consumables Revenue (“ThermiVa Consumables Royalty”) that is received by or on behalf of ThermiGen or its Affiliates on or after June 1, 2018, for a period of [****].

6.3	Payment Terms. ThermiGen agrees that it will provide the Capital Equipment Royalty and ThermiVa Consumables Royalty payments on [****] basis, with payment due on sales made during [****] on the [****]. Any Capital Equipment Royalty and ThermiVa Consumables Royalty payment made after the due date for [****] will be subject to accrual of interest until such payment is made at a rate that is the lesser of [****]. ThermiGen is responsible for any duties, taxes, or levies to which it is subject as a result of the payment hereunder, and Viveve shall not be liable at any time for any of ThermiGen’s taxes incurred in connection with or related to amounts paid under or the transactions described in this Agreement. Payment shall be made by electronic transfer to the same account described in Section 5.

* Confidential material redacted and filed separately with the Securities and Exchange Commission.

6.4	Accounting. ThermiGen and its Affiliates will keep accurate and complete books and records showing all records of sales, rentals, leases or other monetizing of ThermiGen products resulting in Capital Equipment Revenue or ThermiGen Consumables Revenue for the greater of [****] from the termination or expiration of this Agreement. Such records and books shall be made available for examination upon reasonable advanced written notice. The examination of the records and books shall be at Viveve’s sole expense, but if the results of an audit disclose a deficiency between the amount found to be due to Viveve and the amount actually received by Viveve, and if the deficiency is more than [****] of the amount due to Viveve, then either ThermiGen or its Affiliates will pay Viveve’s costs and expenses of such audit. Viveve may credit any over-payment of the Capital Equipment Royalty or ThermiGen Consumables Royalty against future amounts owed to Viveve under Section 6, but otherwise Viveve shall not be obligated to reimburse any such over-payment. The examination shall be performed by an independent auditor or certified public accounting appointed by Viveve, subject to ThermiGen’s reasonable acceptance of that appointment. Such examination shall occur only during regular business hours, and, absent requirement under applicable law, may not be requested or otherwise noticed more than once in any calendar year. All information examined pursuant to this Section shall be deemed to be the Confidential Information of ThermiGen. Further, the independent auditor or certified public accountant will, within 30 days of the conclusion of such audit, provide Viveve with a written statement of said auditor, setting forth the calculation of amounts due to Viveve over the time period audited, as determined from the books and records of ThermiGen or its Affiliate. If the Capital Equipment Revenue or ThermiGen Consumables Revenue has been understated, ThermiGen shall pay to Viveve within five (5) business days after the auditor’s report is provided to Viveve the royalty owing on such understated revenues plus interest at the lesser of [****].

7.           Covenants

Without limiting the generality of any other provision hereof, including the Covenants herein, each Party hereby expressly agrees, understands, acknowledges, and confirms that:

7.1

such Party’s respective Covenants are intended to and do prevent such Party from, directly or indirectly, causing, inducing, or authorizing a Proceeding to be brought by a Third Party against the other Party which, if it had been brought by such Party, would constitute a violation of such Party’s Covenants, and are intended to and do prevent such Party from, directly or indirectly, assisting, participating, or cooperating in any such Proceeding to the extent permitted by law; and

7.2

no Party’s respective Covenants prevent Viveve from engaging in discussions or entering into any agreement with any Third Party regarding the licensing of the Licensed Patents generally, unrelated to any ThermiGen Licensed Products, or from enforcing or seeking to enforce the Licensed Patents against any entity other than ThermiGen, ThermiGen’s Affiliates, ThermiGen’s Customers, and Dr. Alinsod and his Affiliates as set forth herein.

8.             Assignments

8.1	Limitations on Assignment. Except as expressly permitted in this Section, or as contrary to law, including without limitation the patent law doctrine of exhaustion, neither Party, including any of their Affiliates, may grant or assign any rights or delegate any duties under this Agreement to any Third Party (including by way of a “change in control”) without providing prior written notice to the other Party.

* Confidential material redacted and filed separately with the Securities and Exchange Commission.

8.2	Change of Control. In the event that, after the Effective Date, ThermiGen or any of its Affiliates, or a portion of a business of ThermiGen or any of its Affiliates, is acquired or otherwise comes under the control of a Third Party, Viveve’s License (Section 2.1) and Release (Section 2.2), shall remain in force with respect to ThermiGen or its Affiliate and its Licensed Products, but will not extend to such Third Party for that Third Party’s products or services that exist or are in development as of the Effective Date or that come into existence after the Effective Date. In such event, the Parties agree and acknowledge that ThermiGen’s obligations to pay royalties under Section 6 will be assumed as a liability of the acquiring Third Party.

8.3	Assignment by Viveve; Agreement Runs With the Patents. Viveve may sell, assign, or otherwise transfer its rights in the Licensed Patents or under this Agreement without notice to ThermiGen to: (1) an Affiliate; or (2) a Third Party, provided the covenant under Sec. 3.2.1 will not extend to such Third Party for that Third Party’s products or services that exist or are in development as of the Effective Date or that come into existence after the Effective Date, and that Viveve shall ensure that the terms and conditions of this Agreement shall bind such successor, purchaser, assignee, and/or transferee. If, after the Effective Date, Viveve has granted or grants an Affiliate or such acquiring Third Party the right to enforce any of the Licensed Patents, Viveve will cause such Third Party to abide by the terms and conditions of the license granted under Section 2.1 of this Agreement. The license granted under Section 2.1 of this Agreement runs with the Licensed Patents.

8.4	Assignment by ThermiGen; Agreement Runs With the Intellectual Property. To the extent that ThermiGen has intellectual property relating to monopolar radiofrequency in vaginal tissue that would be subject to the Covenant provided in Section 3.2.1, ThermiGen may sell, assign, or otherwise transfer its rights without notice to Viveve to: (1) an Affiliate; or (2) a Third Party provided that ThermiGen shall ensure that the terms and conditions of this Agreement shall bind such successor, purchaser, assignee, and/or transferee. If, prior to or after the Effective Date, ThermiGen has granted or grants an Affiliate or a Third Party the right to enforce any of the intellectual property subject to this Agreement, ThermiGen will cause such Third Party to abide by the terms and conditions of this Agreement with respect to such intellectual property. The terms and conditions of this Agreement run with the intellectual property.

8.5	Unpermitted Assignment Void. Any attempted transfer, license, assignment, or grant in contravention of this Section shall be null and void. This Agreement shall only be binding upon, inure to the benefit of, and be enforceable by the Parties and their permitted successors and assigns.

9.             Term and Terminations

9.1	Termination. Other than as set forth in this section, this Agreement may only be terminated by mutual written agreement of the Parties.

9.1.1

If ThermiGen materially breaches this Agreement by failing to pay the amount due under Section 5 or the Royalties due under Section 6, and does not cure such breach within 14 business days after receipt of written notice (the “Breach Notice”) from Viveve, then this Agreement may be terminated by Viveve upon written notice to that effect (the “Termination Notice”) from Viveve at any time after the expiration of sixty (60) days following receipt by ThermiGen of the Breach Notice, or at its sole option, Viveve may pursue in Court an action for breach of the Agreement due to non-payment of royalties, and if successful.

9.2	Survival. Only the Parties’ rights and obligations under Sections 2.2, 3.1, 3.2.1, and 11 shall survive any termination of this Agreement.

9.3	Agreement Obligations Not Released. Notwithstanding anything to the contrary herein, the Parties reserve all rights and remedies, including damages and equitable relief (other than recession, termination, or reformation of this Agreement to the extent not expressly provided for herein) for breach of this Agreement by the other Party, and nothing herein releases any Party from its respective obligations under this Agreement or prevents any Party from enforcing the terms and conditions of this Agreement against the another Party.

10.           Representations and Warranties

10.1	Viveve’s Representations. Viveve represents and warrants, on behalf of itself and its Affiliates, as of the Effective Date, that: (1) it has the full, sole, and exclusive right to grant the license, release, and covenants with respect to the Licensed Patents of the full scope set forth herein; (2) it has not assigned or otherwise transferred any rights to the Licensed Patents that would prevent Viveve from conveying the full scope of rights set forth herein; and (3) the person executing this Agreement on behalf of Viveve has the full right and authority to enter into this Agreement on Viveve’s behalf.

10.2	Defendants’ Representations. Defendants represent and warrant, on behalf of themselves and Affiliates, as of the Effective Date, that: (1) they have the right to grant the release and covenants of the full scope set forth herein; (2) the person executing this Agreement on behalf of ThermiGen has the full right and authority to enter into this Agreement on ThermiGen’s behalf; and (3) they have the right to cause Almirall to terminate and no longer participate in the IPR Proceedings.

10.3	No Warranties. Nothing contained in this Agreement shall be construed as: (1) an agreement by either Party to bring or prosecute actions or suits against Third Parties for infringement, or conferring any right to the other Party to bring or prosecute actions or suits against Third Parties for infringement; (2) conferring any right to the other Party to use in advertising, publicity, or otherwise, any trademark, trade name, or names of either Party, or any contraction, abbreviation, or simulation thereof without prior written consent of the other Party; or (3) conferring by implication, estoppel, or otherwise, upon either Party, any right (including a license) under other patents except for the rights expressly granted hereunder.

11.          Confidentiality

From and after the Effective Date, neither Party shall disclose the terms of this Agreement except:

11.1	with the prior written consent of the other Party;

11.2	to any governmental body having jurisdiction and specifically requiring such disclosures;

11.3

in response to a valid subpoena or as otherwise may be required by law, but in no event shall the terms of this Agreement be disclosed without first affording the non-subpoenaed Party to file a motion to quash or take other appropriate action;

11.4

for the purposes of disclosure in connection with the Securities and Exchange Act of 1934, as amended, the Securities Act of 1933, as amended, and any other reports filed with the Securities and Exchange Commission, or any other filings, reports, or disclosures that are required under applicable laws or regulations;

11.5

to a Party’s accountants, legal counsel, tax advisors, and other financial, legal, and other professional advisors, subject to obligations of confidentiality and/or privilege at least as stringent as those contained herein;

11.6	as required during the course of litigation and subject to a protective order, and that any production would be protected under an “Attorneys’ Eyes Only” or higher confidentiality designation;

11.7

for the purposes of Viveve negotiating with a Third Party for a future license agreement to one or more of the Licensed Patents, but only for the terms necessary and to the counsel or representatives of the Third Party necessary, and with an obligation of confidentiality by the Third Party; or

11.8

with obligations of confidentiality at least as stringent as those contained herein, to a counterparty in connection with a request for indemnification, proposed or actual merger, acquisition, sale of patents, financing, or similar transaction. With the exception of Section 2.1 herein, ThermiGen may not disclose the terms of this Agreement to any of its vendors without its vendors first agreeing to obligations of confidentiality at least as stringent as those contained herein (including a commitment not to disclose the terms of this Agreement to any of the vendor’s other customers besides ThermiGen).

12.          Notices

All notices required or permitted to be given hereunder shall be in writing and shall be delivered by electronic mail, addressed as follows:

If to Viveve:	If to ThermiGen:

Scott Durbin	_Vlad Paul-Blanc

Chief Executive Officer	Chief Executive Officer
345 Inverness Drive South, Suite 250,	3131 West Royal Lane, Suite 100
Englewood, Colorado 80112	Irving, Texas 75063
sdurbin@viveve.com	VPaulBlanc@thermi.com

copy to:	copy to:

Michele Frank	_Amita Kent
Venable LLP	Sr. Vice President, Corporate Legal
600 Massachusetts Ave. NW	Almirall, SA
Washington DC 20001	Ronda General Mitre, 151
MFrank@Venable.com	08022 Barcelona, Spain
amita.kent@almirall.com

Such notices shall be deemed to have been served when received by the addressee. Either Party may give written notice of a change of address and, after notice of such change has been received, any notice or request shall thereafter be given to such other Party as above provided at such changed address,

13.          Equitable Relief

The Parties acknowledge that either Party’s breach of this Agreement may cause the other Party irreparable and continuous damage for which the non-breaching Party may have no adequate remedy at law. Consequently, the Parties agree that in the event of a breach of this Agreement, equitable relief, including but not limited to specific performance of the terms of this Agreement, may be an appropriate remedy as well as any other relief as may be available.

14.          Other Provisions

14.1	Affiliates Bound. Each Party agrees to cause each of its respective Affiliates to be bound by the terms of this Agreement.

14.2	No Agency. Nothing in this Agreement is intended or shall be deemed to constitute a partnership, agency, employer-employee, or joint venture relationship between the Parties. Neither Party shall incur any debts or make any commitments for the other. There is no fiduciary duty or special relationship of any kind between the Parties to this Agreement. Each Party expressly disclaims any reliance on any act, word, or deed of the other Party in entering into this Agreement.

14.3	No Other Rights. Except as expressly stated in this Agreement, nothing in this Agreement grants any additional express or implied license whatsoever under any intellectual property rights to either Party or to any Third Party. No right to grant covenants, rights, sub-licenses or to become a foundry for any Third Party is granted under this Agreement.

14.4	Sophisticated Parties Represented by Counsel. The Parties each acknowledge, accept, warrant, and represent that: (1) they are sophisticated parties represented at all relevant times during the negotiations and execution of this Agreement by counsel of their choice, and that they have executed this Agreement with the consent and on the advice of such independent legal counsel; and (2) they and their counsel have determined through independent investigation and robust, arms’ length negotiation that the terms of this Agreement shall exclusively embody and govern the subject matter of this Agreement.

14.5	Bankruptcy. Each party irrevocably waives all arguments and defenses arising under 11 U.S.C. § 365(c)(1) or successor provisions to the effect that applicable law excuses the Party, other than the debtor, from accepting performance from or rendering performance to a person or entity other than the debtor or debtor in possession as a basis for opposing assumption of the Agreements by the other Party in a case under Chapter 11 of the Bankruptcy Code to the extent that such consent is required under 11 U.S.C. § 365(c)(1) or any successor statute. Any change of control resulting from any such bankruptcy proceeding shall remain subject to Section 8.2 above.

14.6	Severability. Any provision of this Agreement which is invalid, prohibited, or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the extent of such invalidity, prohibition, or unenforceability and will be severed from the balance of this Agreement, all without affecting the remaining provisions of this Agreement or affecting the validity or enforceability of such severed provision in any other jurisdiction. The Parties agree in good faith to reformulate any such invalid, prohibited, or unenforceable provision to preserve the original intentions and objectives hereof and to remove such illegality, invalidity, or unenforceability to the extent possible without materially reducing the value of this Agreement to either Party.

14.7	Entire Agreement. The Parties acknowledge, accept, warrant, and represent that: (1) this is an enforceable agreement; (2) this Agreement embodies the entire and only understanding of each of them with respect to the subject matter of the Agreement, and merges, supersedes, and cancels all previous representations, warranties, assurances, communications, conditions, definitions, understandings, or any other statement, express, implied, or arising by operation of law, whether oral or written, whether by omission or commission, between and among them with respect to the subject matter of this Agreement, including the Term Sheet; (3) no oral explanation or oral information by either Party hereto shall alter the meaning or interpretation of this Agreement; (4) the terms and conditions of this Agreement may be altered, modified, changed, or amended only by a written agreement executed by duly authorized representatives of the Parties; (5) the language of this Agreement shall be construed as a whole according to its fair meaning; and (6) none of the Parties (nor their respective counsel) shall be deemed to be the draftsman of this Agreement in any action which may hereafter arise with respect to the Agreement.

14.8	Modification / Waiver. No modification or amendment to this Agreement, nor any waiver of any rights, will be effective unless assented to in writing by the Party to be charged, and the waiver of any breach or default will not constitute a waiver of any other right hereunder or any subsequent breach or default.

14.9	Construction / Language. Any rule of construction to the effect that ambiguities are to be resolved against the drafting party will not be applied in the construction or interpretation of this Agreement. As used in this Agreement, the words “include” and “including” and variations thereof will not be deemed to be terms of limitation, but rather will be deemed to be followed by the words “without limitation.” The headings in this Agreement will not be referred to in connection with the construction or interpretation of this Agreement. This Agreement is in the English language only, which language shall be controlling in all respects, and all notices under this Agreement shall be in the English language.

14.10	Choice of Law. This Agreement shall be construed, and the relationship between the Parties determined, in accordance with the laws of the State of Delaware, notwithstanding any choice-of-law principle that might dictate a different governing law. The Parties agree that any proceeding relating to this Agreement will be brought in the U.S. District Court for the Eastern District of Texas, and the Parties irrevocably submit to the jurisdiction and venue of the Court for such purposes.

14.11	Counterparts. This Agreement may be executed in several counterparts or duplicate originals, each of which shall be regarded as one and the same instrument, and which shall be the official and governing version in the interpretation of this Agreement. This Agreement may be executed by facsimile signatures or other electronic mean and such signatures shall be deemed to bind each Party as if they were original signatures.

14.12	Duty to Effectuate. The Parties agree to perform any lawful additional acts, including the execution of additional agreements, as are reasonably necessary to effectuate the purpose of this Agreement.

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In witness whereof, each of the Parties has caused this Agreement to be executed by their respective duly authorized officers.

Viveve Inc.		ThermiGen, LLC and
ThermiAesthetics, LLC

/s/ Scott Durbin		/s/ Anita Kent /s/ Peter Guenter

Name:	Scott Durbin	Name:	Anita Kent and Peter Guenter

Title:	Title:Chief Executive Officer	Title:	Proxies

Date:	June 3, 2018	Date:	June 3, 2018

Dr. Red Alinsod

/s/ Red Alinsod, MD

Name:	Red Alinsod, MD

Title:	Director, Owner SCU

Date:	June 3, 2018